[TEXTRON LETTERHEAD]

                                              FOR IMMEDIATE RELEASE

          Contact:
          Susan Gillette
          (401) 457-2354

                      TEXTRON TO ACQUIRE ELCO INDUSTRIES

               PROVIDENCE, RHODE ISLAND, SEPTEMBER 13, 1995
          Textron Inc. (NYSE:TXT) and fastener manufacturer Elco Industries, Inc. (NASDAQ:ELCN) jointly announced today that they have entered into a definitive merger agreement under which a subsidiary of Textron will acquire all the outstanding common stock of Elco for $36 per share in cash, or an aggregate price of approximately $180 million. The acquisition is expected to be completed in the fourth quarter.

               Rockford, Ill.-based Elco Industries is a manufacturer and distributor of fastening products and systems for the automotive, commercial, construction and "do-it-yourself" home markets. Sales in its last fiscal year ended June 30, 1995, were $249 million. "Elco significantly strengthens our product offerings in the growing worldwide fastener industry and bolsters our Industrial Group," said Textron Chairman and CEO James F. Hardymon.

               "Elco is a solid company that has pursued a strategy of growth through diversification into counter-cyclical markets. It maintains a strong focus on customer service and production of higher-margin, value-added parts and assemblies," Hardymon said. "This is consistent with Textron's strategy to focus on engineered fastening solutions geared toward specific customer needs, which makes Elco a superb strategic fit for us."

               Textron's other fastener companies include U.K.- based Avdel Textron and Santa Ana, Calif.-based Cherry Textron, which produce blind fastening systems for the aerospace, automotive and other industrial markets around the world; and Rockford, Ill.-based Camcar Textron, which markets threaded fasteners to the automotive, appliance, business equipment and construction industries.

               "The fastener business is attractive to Textron for a variety of reasons," explained Hardymon. "It offers a balance to our long-cycle businesses, such as aircraft; has global growth potential; and serves many of the same customers and markets that other Textron companies, such as Greenlee Textron and Textron Automotive Company, serve," he said.

               Elco President and Chief Executive Officer John C. Lutz said, "This transaction provides excellent value for our shareholders. Textron is a fine company and we are looking forward to contributing to the growth of its fastener group."

               Established in 1992 as a supplier of wood screws to the automotive and furniture industries, Elco today manufacturers metal and plastic components and assemblies for a wide range of applications. The company is comprised of two product groups: Elco Industrial Products and Elco Home and Construction Products. The company has ten facilities located in Rockford, Ill.; Logansport and Mishawaka, Ind.; and Goodlettsville, Tenn.

               Under the merger agreement, which has been approved by the boards of directors of both companies, a wholly-owned subsidiary of Textron will promptly commence a cash tender offer for all outstanding Elco shares. The tender offer is expected to begin by September 20, 1995, and will remain open for 20 business days unless extended by Textron. The tender offer will be conditioned upon, among other things, the tender of at least 66-2/3% of the shares of Elco common stock on a fully diluted basis. Elco has approximately five million common shares outstanding on a fully diluted basis. Any shares not acquired in the tender offer will be acquired at $36 per share in cash in a subsequent merger.

               In addition, Elco announced that it is postponing its Annual Meeting of Stockholders scheduled for November 3, 1995, pending consummation of the offer.

               Textron Inc. is a $9.7 billion global multi-industry company with market-leading operations in six business segments: Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere insurance.